Exhibit 99
Paramount Announces CFO Transition

NEW YORK — June 9, 2025 — Paramount Global (NASDAQ: PARA, PARAA) today announced that Naveen Chopra, Executive Vice President and Chief Financial Officer, is departing to pursue other opportunities. Andrew Warren, currently Strategic Advisor to the Office of the CEO and former Chief Financial Officer of Discovery Communications, will assume the additional role of Executive Vice President, Interim Chief Financial Officer.

“We thank Naveen for his leadership role during a dynamic period of transformation and growth,” said George Cheeks, Chris McCarthy and Brian Robbins, Co-CEOs, Paramount. “We are excited to partner with Andy, who has been our strategic advisor, in his new, expanded role as interim CFO and we are confident that his deep financial expertise and familiarity with our business make him exceptionally well-suited to step into this position.”

Andrew Warren brings extensive financial leadership experience to the role, having previously served as CFO at Discovery Communications, where he was instrumental in driving strategic initiatives and growing the global business footprint. He also served as CFO of STX Entertainment and the NBCU Television Group. In his current role as Strategic Advisor to the Office of the CEO at Paramount, he has worked closely with senior leadership on key financial and strategic priorities.

About Paramount

Paramount Global (NASDAQ: PARA, PARAA) is a leading global media, streaming and entertainment company that creates premium content and experiences for audiences worldwide. Driven by iconic consumer brands, Paramount's portfolio includes CBS, Paramount Pictures, Nickelodeon, MTV, Comedy Central, BET, Paramount+ and Pluto TV. Paramount holds one of the industry's most extensive libraries of TV and film titles. In addition to offering innovative streaming services and digital video products, the company provides powerful capabilities in production, distribution, and advertising solutions.

For more information about Paramount, please visit www.paramount.com and follow @ParamountCo on social platforms.

Press:

Justin Dini
Executive Vice President, Acting Chief Communications Officer
(212) 846-2724
justin.dini@paramount.com

Allison McLarty
Senior Vice President, Corporate and Financial Communications
(323) 376-7903
allison.mclarty@paramount.com

Investors:

Jaime Morris
Executive Vice President, Investor Relations
(212) 846-5237
jaime.morris@paramount.com